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                                                                  EXHIBIT 22.1

    SUBSIDIARIES OF BIG FLOWER PRESS HOLDINGS, INC.



1. Big Flower Press Holdings, Inc. owns 100% of the common stock of (a) Big Flower Press, Inc. and (b) Webcraft Technologies, Inc.,

2. Big Flower Press, Inc. owns 100% of the common stock of Treasure Chest Advertising Company, Inc.

3.  Treasure Chest Advertising Company, Inc. owns 100% of the common stock of
    (a) KTB Associates, Inc. and (b) Retail Graphics Holding Company.

4.  Retail Graphics Holding Company owns 100% of the common stock of
    (a) Retail Graphics Printing Company and (b) Retail Graphics Company.

5. Webcraft Technologies, Inc. owns 100% of the common stock of (a) Webcraft Games, Inc., (b) Webcraft Chemicals, Inc., (c) KSS Transportation Corporation and (d) Webtech Holdings, Inc.

6. Webtech Holdings, Inc. owns 100% of the common stock of (a) Webcraft Investors, Inc. and Webcraft Midwest, Inc.